QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6
CONFIDENTIAL

LEASE AGREEMENT

        1.    Parties.    This Lease, dated as of April 6, 2004 (the "Signature Date"), is made by and between MEDAREX, INC., a New Jersey corporation ("Lessor"), and CELLDEX THERAPEUTICS, INC., a Delaware corporation (herein called "Lessee").

        2.    Premises.    As of the Effective Date (as defined in Section 3 below), Lessor hereby leases to Lessee and Lessee leases from Lessor for the term, at the rental, and upon all of the conditions set forth herein, at that certain real property located at 519 Route 173 W, Bloomsbury, New Jersey, 08804 (the "Land"), office and laboratory space as shown on Exhibit A attached hereto and made a part hereof (the "Premises"), located in the building located thereon (the "Building").

        3.    Term.    The term of this Lease shall commence on the Effective Date and end on the later of December 31, 2004 or six (6) months from the Effective Date (the "Termination Date"), unless sooner terminated pursuant to any provision hereof or by mutual agreement of the Lessor and Lessee. The Lessor and Lessee agree that the Lease shall be renewable, upon terms described herebelow, for a single additional one (1) year term upon written request of Lessee delivered to Lessor no less than forty-five (45) days prior to the Termination Date. For purposes of this Lease, the "Effective Date" shall mean such date as the initial public offering of shares of Lessee common stock becomes effective.

        4.    Rent.    Lessee shall pay to Lessor, in advance, by the 5th day of each month following the Effective Date, an amount equal to the Monthly Base Rent plus any other amounts then due under this Lease (the "Rent"). If the first or last month of the Lease is less than a full month, Rent shall be a pro rata portion of the monthly Rent. The Rent shall be payable in lawful money of the United States to Lessor at the address stated herein or to such other persons or at such other places as Lessor may designate in writing. In the event that Lessee timely provides the renewal notice to Lessor pursuant to Section 3, the Rent for such renewal term shall equal the Monthly Base Rent plus One Thousand Three Hundred Forty-One Dollars ($1,341.00) per month (which increased amount shall thereupon be the "Monthly Base Rent").

          4.1.    Monthly Base Rent.    The "Monthly Base Rent" is Twenty-Six Thousand Eight Hundred Thirty Dollars ($26,830.00). The Monthly Base Rent includes costs for utilities, janitorial services, security guard services, trash removal, cleaning services, cafeteria use, parking lot use, use of common areas, and local real estate taxes. The Monthly Base Rent shall not include the additional services set forth on Exhibit B attached hereto, which additional services shall be paid for on the basis and in the amount set forth on such Exhibit.

        5.    Use.

          5.1.    Use.    The Premises shall be used and occupied only for general office use and laboratory research use and for no other purpose. Except for the use of the common areas of the Building, Lessee agrees to restrict itself, its employees, contractors, agents and invitees to occupancy solely of the Premises.

          5.2.    Compliance with Law.    Lessee shall, at Lessee's expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term or any part of the term hereof regulating the use by Lessee of the Premises. Lessee shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance or, if there shall be more than one tenant in the building containing the Premises, shall tend to disturb such other tenants.

          5.3.    Condition of Premises.    Lessor makes no warranty or representation as to the Premises. Lessee acknowledges and agrees that it has occupied and familiarized itself with the Premises and has had adequate opportunity to investigate and inspect the condition of the Premises, and enters into this Lease upon the basis of its own review, and is leasing the Premises in their "AS IS, WHERE IS" CONDITION WITH ALL FAULTS, WHETHER PREVIOUSLY EXISTING OR ARISING FROM OR PERTAINING TO ANY CONSTRUCTION, RENOVATION, RELOCATION OR IMPROVEMENT OF ANY PORTION OF THE PREMISES PERFORMED BY LESSOR OR OTHERS, INCLUDING BUT NOT LIMITED TO BOTH LATENT AND PATENT DEFECTS. EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY IN THIS LEASE, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY LESSOR OR ANY OF ITS AFFILIATES CONCERNING SUCH ITEMS, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LESSEE HEREBY WAIVES AND DISCLAIMS ANY WARRANTIES THAT MAY ARISE BY OPERATION OF LAW.

          Lessee further acknowledges and agrees that it has had an opportunity to review and to discuss with various agents and/or representatives of Lessor the environmental condition of the Premises. Lessee has investigated and has knowledge of operative or proposed governmental laws and regulations including, without limitation, environmental laws and regulations to which the Premises are or may be subject and enters into this Lease upon the basis of its review and determination of the applicability and effect of such laws and regulations. Lessee acknowledges that Lessor expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition (financial or otherwise), value or quality of the assets or properties of the Premises.

          Lessee hereby accepts the Premises in their condition existing as of the Effective Date, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto.

          5.4.    Hazardous Substances.

            (a)   Lessee shall not use nor allow the Premises to be used for the Release (as defined below), generation, transportation, storage, use, treatment, disposal or other handling ("Management") of any Hazardous Substance, except (i) in the ordinary course of operations, (ii) in full compliance with applicable federal, state and local environmental statutes, ordinances, rules, regulations, codes, orders, ordinances, Environmental Permits (as defined below), notice and consent or settlement agreements in effect at any time during the term of this Lease ("Environmental Laws"), and (iii) with the prior written consent of Lessor. Lessee shall not implement any modifications of current operations or activities or implement any new operations or activities at the Premises that materially change the type or quantity of, or manner in which Hazardous Substances are Managed or Released at the Premises without Lessor's prior written consent.

            (b)   Lessee shall comply with and will cause its agents, representatives, invitees, employees, subtenants of Lessee or any other occupant to comply with all Environmental Laws applicable to the Premises, or the Release or Management of Hazardous Substances at, on, about or from the Premises or the Lessee's use, operations or activities at the Premises.

            (c)   Lessee shall obtain in its own name any and all environmental permits, certificates, licenses, approvals, registrations and authorizations ("Environmental Permits") required by Environmental Laws for the Premises and the conduct of its operations or activities at the Premises, maintain all such Environmental Permits in full force and effect, timely file all renewal applications and remain in compliance with all such Environmental Permits.

            (d)   To the extent required by and within the time period required by Environmental Laws, Lessee shall report any release, spill, leak, discharge, disposal, pumping, pouring, emission, emptying, injecting, leaching, dumping escaping or threat thereof ("Release") of any hazardous, toxic or polluting substance, waste or material, pollutant or contaminant including, without limitation, petroleum or petroleum products, asbestos, PCBs or radioactive materials ("Hazardous Substance") at, on, from or affecting the Premises first arising after the Effective Date during the term of the Lease (or arising, directly or indirectly, from Lessee's or its affiliates' use of the Premises prior to the Effective Date) to the appropriate governmental authorities and immediately provide notice of such Release to Lessor including a description of measures taken or proposed to be taken by Lessee to respond to such Release. To the extent that investigation, remedial action or other response action ("Response Action") is required by Environmental Law for such a Release, Lessee shall promptly undertake such action to the extent required by applicable Environmental Laws and to the extent necessary so as not to materially effect the condition, use, value, operations or possession of the premises and shall indemnify, defend and hold Lessor harmless with respect thereto and for any damage to property, person, and/or the environment.

            (e)   Lessee will promptly notify Lessor of any known Release of Hazardous Substances at, on, from or affecting the Premises, including any Release caused by Lessee, its employees, agents, representatives, invitees, employees, subtenants, other occupants or trespassers (which Release is not made pursuant to and in conformance with the terms of an Environmental Permit) regardless of whether such Release first occurred prior to or after the Effective Date and of any non-routine governmental filings made or notices received from any governmental authority or private party during the Lease Term and relating to environmental matters or conditions at or in the vicinity of the Premises.

            (f)    If Lessor reasonably believes Lessee is in breach of any of the covenants in Section 5.4 of this Lease, Lessor may upon notice to Lessee request an independent engineer or other qualified consultant or expert acceptable to Lessor, to conduct, at Lessee's expense, an environmental assessment of the Premises and immediate surrounding areas, and the scope of work to be performed by such engineer, consultant, or expert shall be approved in advance by Lessor, and all of the engineer's, consultant's, or expert's work product shall be made available to Lessor. Notwithstanding Lessee's obligations under this Section 5.4(f), Lessor, in its sole discretion, may conduct environmental assessments of the Premises at any time.

            (g)   At Lessor's request from time to time, Lessee shall execute affidavits, representations and the like concerning Lessee's knowledge and belief regarding the presence of Hazardous Substances at, on, about or from the Premises.

            (h)   Lessee shall reimburse Lessor, upon demand, the reasonable cost of any testing for the purpose of ascertaining if there has been any Release of Hazardous Substances at, on, about or from the Premises, if such testing is required by any governmental agency, applicable Environmental Laws or Lessor's Mortgagee.

            (i)    Lessee shall, upon expiration of this Lease, surrender the Premises to Lessor in the same relative condition as when Lessee leased the Premises, including without limitation, free from the presence of any Hazardous Substances used by Lessee, its employees, agents, representatives, invitees, employees, subtenants, other occupants (other than Lessor, its agents, representatives, invitees or employees) or trespassers or any existing conditions aggravated by the acts or omissions of Lessee (and not resulting from the negligent acts of the Lessor).

            (j)    Lessee shall be responsible for all regulatory requirements in connection with any storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, and Hazardous Substances located at, on or about the Premises.

            (k)   Lessor and Lessee shall reasonably cooperate in connection with any Response Actions to be conducted at, on or about the Premises, including but not limited to keeping the other reasonably informed of such Response Actions and executing any necessary documents or consents required to be executed in connection thereto. Lessee will notify Lessor, and provide Lessor the opportunity to attend, all meetings with applicable authorities in connection with any suggested, threatened or pending Response Action, and Lessor shall have the right to approve in advance all proposed Response Actions. Lessor will, when reasonable under the circumstances, notify Lessee prior to commencing Response Actions required to be performed by Lessor and shall minimize, to the extent reasonably possible, interference with Lessee's operations or activities at the Premises. To the extent permitted by the Environmental Laws, Lessee shall allow Lessor to utilize Lessee's Environmental Permits to implement Response Actions at, on or about the Premises.

            (l)    Indemnification.

                (i)  In addition to any other indemnifications contained in this Lease, Lessee shall indemnify and hold harmless Lessor, its partners, associates, and employees ("Lessor Indemnitees"), from and against any and all liability, damages, costs or expenses (including costs of Response Actions, fines, penalties, and attorney's fees) ("Costs") resulting from any claim, demand, liability, obligation, right or cause of action including but not limited to governmental action (collectively, "Claims") that are incurred by or are asserted against Lessor Indemnitees or the Premises to the extent arising out of or relating to (x) environmental conditions created or caused by Lessee or Lessee's employees, agents or contractors including, without limitation, the presence or Release of Hazardous Substances at, on, about or from the Premises; (y) violations or alleged violations of Environmental Laws by Lessee or Lessee's employees, agents or contractors at the Premises which first arise after the Effective Date other than due to the negligent acts of Lessor; or (z) breaches of this Lease or other actions of Lessee, its employees, agents or contractors at the Premises.

               (ii)  The indemnities of Lessee contained in this Section 5.4(l) will survive termination of this Lease.

              (iii)  For any Claim for which Lessee is required to indemnify or hold harmless Lessor Indemnitees pursuant to this Section 5.4, Lessor may determine, in its sole discretion, whether Lessee shall perform or pay for Lessor Indemnitees' performance.

            (m)  Lessee expressly covenants and agrees to fully comply with the provisions of the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6, et seq.) "ISRA", and its regulations, prior to the termination of this Lease or at any time that any action of the Lessee triggers the applicability of ISRA. In particular, Lessee agrees that it shall comply with the provisions of ISRA in the event of any "closing, terminating or transferring" of Lessee's operations, as defined by and in accordance with the regulations. In the event evidence of such compliance is not delivered to Lessor prior to surrender of the Premises by Lessee to Lessor, it is understood and agreed that Lessee shall be liable to pay to Lessor an amount equal to two times the Rent then in effect, from the date of such surrender until such time as evidence of compliance with ISRA has been delivered to Lessor, and together with any costs and expenses incurred by Lessor in enforcing Lessee's obligations under this paragraph. Evidence of compliance, as used herein, shall mean a "letter of non-applicability" issued by the New Jersey Department of Environmental Protection (the "NJDEP"), an approved "negative declaration" or a "remediation action plan" which has been fully implemented and approved by the NJDEP, or other equivalent document as may then be prescribed by applicable regulations. Evidence of compliance shall be delivered to Lessor, together with copies of all submissions made to the NJDEP, including all environmental reports, test results and other supporting documentation. In addition to the above, Lessee agrees that it shall cooperate with Lessor in the event ISRA is applicable to any portion of the property of which the Premises are a part. In such case, Lessee agrees that it shall fully cooperate with Lessor in connection with any information or documentation which may be requested by the NJDEP. In the event that any remediation of the Land or the Building is required in connection with the conduct by Lessee of its business at the Premises, Lessee expressly covenants and agrees that it shall be responsible for that portion of the remediation which is attributable to the Lessee's operation. Lessee shall not generate, manufacture, refine, transport, treat, store, handle or dispose of "hazardous substances" as the same are defined under ISRA and the regulations promulgated pursuant thereto, except in strict compliance with all governmental rules, regulations and procedures. Lessee hereby agrees that it shall promptly inform Lessor of any change in its SIC number and obtain Lessor's consent for any change in the nature of the business to be conducted in the Premises. The covenants herein shall survive the expiration or earlier termination of the lease term.

        6.    Maintenance, Repairs and Alterations.

          6.1.    Lessee's Obligations.    Except as otherwise expressly set forth herein, Lessee shall keep in good order, condition and repair the Premises and every part thereof, structural and non structural, (whether such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of such portion of the Premises). If Lessee fails to perform Lessee's obligations under this Section 6, Lessor may at its option (but shall not be required to) enter upon the Premises, after thirty (30) days prior written notice to Lessee, and put the same in good order, condition and repair, and the cost thereof including an administrative fee to Lessor of ten percent (10%) of such cost, shall become due and payable as additional rent to Lessor together with Lessee's next Rent installment.

          6.2.    Surrender.    On the last day of the term hereof, or on any sooner termination, Lessee shall surrender the Premises to Lessor in substantially the same condition as when received, broom clean, ordinary wear and tear, damage by fire or other casualty excepted. Lessee shall repair any damage to the Premises occasioned by the removal of Lessee's trade fixtures, furnishings and equipment pursuant to Section 6.5(d), which repair shall include the patching and filing of holes and repair of structural damage.

          6.3.    Lessor's Rights.    Notwithstanding anything stated in Section 6.1 hereof, the Lessor may from time to time conduct such maintenance and repairs of the Premises as Lessor deems necessary. Lessor shall submit to Lessee a statement of the costs and expenses of such maintenance and repairs, and Lessee agrees to pay to Lessor such costs together with the next Rent installment.

          6.4.    Computer Connectivity.    Lessor will acquire for Lessee, and shall invoice Lessee for the actual cost to Lessor of, the following hardware: file server, electronic mail server, print server and any other supporting equipment to provide computer connectivity for Lessee to the Internet. The equipment will be fully and properly licensed and protected with anti-virus software. All equipment will be acquired from the then-current standard vendors utilized by Lessor, which vendors shall be mutually agreed upon by Lessor and Lessee. Lessor makes no representations and warranties with respect to any equipment acquired by Lessor on behalf of Lessee. The sole warranty provided to Lessee with respect to such equipment is any manufacturer's warranty that is applicable to such equipment. Upon the termination or expiration of this Lease, all equipment acquired by Lessor on behalf of Lessee and paid for by Lessee shall be the sole property of Lessee.

          6.5.    Alterations and Additions.

            (a)   Lessee shall not, without Lessor's prior written consent, make any alterations, improvements, additions or Utility Installations in, on or about the Premises. As used in this Section 6.5 the term "Utility Installation" shall mean bus ducting, power panels, wiring, fluorescent fixtures, space heaters, conduits, air conditioning equipment and plumbing. Lessor may require that Lessee remove any or all of such alterations, improvements, additions or Utility Installations at the expiration of the term and restore the Premises to their prior condition. Lessee shall provide to Lessor, at Lessee's sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of any such improvements to insure Lessor against any liability for mechanic's and materialmen's liens and to insure completion of the work. Should Lessee make any alterations, improvements, additions or Utility Installations without the prior written approval of Lessor, Lessor may require that Lessee remove any or all of the same.

            (b)   Any alterations, improvements, additions or Utility Installations in or about the Premises that Lessee shall desire to make shall be presented to Lessor in written form, with proposed detailed plans, and shall not be made until Lessor has consented in writing. If Lessor shall give its consent, the consent shall be deemed conditioned upon Lessee acquiring a permit for such alteration, improvement, addition or Utility Installation from appropriate governmental agencies, the furnishing of a copy thereof to Lessor prior to the commencement of the work and the compliance by Lessee of all conditions of such permit in a prompt and expeditious manner.

            (c)   Lessee shall pay, when due, all claims for labor or materials furnished to or for Lessee at or for use in the Premises, which claims are or may be secured by any mechanics' or materialmen's lien against the Premises or any interest therein. Lessee shall give Lessor not less than ten (10) days' notice prior to the commencement of any work in the Premises, and Lessor shall have the right to post notice of non-responsibility in or on the Premises as provided by law. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand then Lessee shall, at its sole expense, defend itself and Lessor against the same and shall pay and satisfy any such adverse judgment that may be rendered before the enforcement, upon the condition that Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to such contested lien, claim or demand indemnifying Lessor against liability for the same and holding the Premises free from the effect of such lien or claim. In addition, Lessee shall pay Lessor's attorneys fees and other costs in participating in such action if Lessor shall decide it is to its best interest to do so.

            (d)   Unless Lessor requires their removal as set forth in Section 6.5(c), all alterations, improvements, additions and Utility Installations (whether or not such Utility Installations constitute trade fixtures of Lessee), which may be made on the Premises, shall become the property of Lessor and remain upon and be surrendered with the Premises at the expiration of the term.

        7.    Insurance Indemnity.

          7.1.    Insuring Party.    Lessor shall, at its sole discretion, purchase and pay for various insurance policies covering the Land and the Building generally, including property insurance.

          7.2.    Insurance.    Lessee shall, at Lessee's expense, obtain and keep in force during the term of this Lease a policy of Combined Single Limit, Bodily Injury and Property Damage Insurance insuring Lessor and Lessee against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be a combined single limit policy in an amount not less than Three Million Dollars ($3,000,000.00). The policy shall contain cross liability endorsements and shall insure performance by Lessee of the indemnity provisions of this Section 7. The limits of such insurance shall not, however, limit the liability of Lessee hereunder. In the event that the Premises constitute a part of a larger property, such insurance shall have a Lessor's Protective Liability endorsement attached thereto. Upon the request of Lessor, Lessee shall provide to Lessor a certificate of insurance indicating that Lessor has been named as an additional insured on the insurance policies. If Lessee shall fail to procure and maintain such insurance, Lessor may, but shall not be required to, procure and maintain the same, at Lessee's expense.

          7.3.    Property Insurance.

            (a)   Subject to Section 7.1, Lessor shall obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Premises, in the amount of the full replacement value thereof, as the same may exist from time to time. Such insurance shall provide for payment of loss thereunder to Lessor or to the holders of mortgages or deeds of trust on the Premises. Lessor may, in addition, obtain and keep in force during the term of this Lease a policy of rental income insurance covering a period of twelve months, with loss payable to Lessor, which insurance shall also cover all real estate taxes and insurance costs for such period.

            (b)   Lessee shall pay for any increase in the property insurance of the Land and the Building and any deductible required to be paid by Lessor if such increase or deductible payment is caused by Lessee's acts, omissions, use, operation or occupancy of the Premises. Lessor shall deliver to Lessee a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed.

            (c)   Lessor will not insure Lessee's fixtures, equipment or tenant improvements unless the tenant improvements have become a part of the Premises under this Section 7.

          7.4.    Insurance Policies.    Insurance required hereunder shall be in companies holding a "General Policyholders Rating" of A or better as set forth in the most current issue of "Best's Insurance Guide". Lessee shall deliver to Lessor, upon the written request of Lessee, copies of policies of insurance or certificates evidencing the existence and amounts of such insurance with loss payable clauses satisfactory to Lessor. Lessee shall not do or permit to be done anything which shall invalidate the insurance policies referred to herein.

          7.5.    Lessee Indemnity.    Lessee shall indemnify and hold harmless Lessor, its officers, directors, employees, agents or consultants from and against any and all third party claims arising from Lessee's use of the Premises or from the conduct of Lessee's business or from any activity, work or things done, permitted or suffered, in each case by Lessee, in or about the Premises or elsewhere and shall further indemnify and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this Lease, or arising from any negligence of Lessee or any of Lessee's agents, contractors or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon and in any action or proceeding brought against Lessor by reason of any such claim. Lessee, upon notice from Lessor, shall defend the same at Lessee's expense by counsel satisfactory to Lessor. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises arising from any cause, and Lessee hereby waives all claims in respect thereof against Lessor, except with respect to any damage to property or injury to persons arising from the gross negligence of Lessor or any of Lessor's agents, contractors or employees.

          7.6.    Lessor's Liability.    Lessor hereby agrees that Lessor shall be liable for injury to or for damage to the goods, wares, merchandise or other tangible property of Lessee, Lessee's employees, invitees, customers, agents or contractors, in the event such damage or injury is caused by or results from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part; provided, however, Lessor shall not be liable for any damages arising from any negligence, willful misconduct or act or neglect of Lessee or Lessee's employees, invitees, customers, agents or contractors or any other tenant, if any, of the building in which the Premises are located.

        8.    Damage or Destruction.

          8.1.    Partial Damage—Insured.    Subject to the provisions of Sections 8.3 and 8.4, if the Premises are damaged and such damage was caused by a casualty covered under an insurance policy required to be maintained pursuant to Section 7.3, Lessor shall apply any insurance proceeds received to repair such damage, but not Lessee's fixtures, equipment or tenant improvements, unless the same have become a part of the Premises pursuant to Section 6.5 hereof, as soon as reasonably possible, and this Lease shall continue in full force and effect. Notwithstanding the above, if Lessee is the insuring party, and if the insurance proceeds received by Lessor are not sufficient to effect such repair, Lessor shall give notice to Lessee of the amount required in addition to the insurance proceeds to effect such repair. Lessee shall contribute the required amount to Lessor within fifteen (15) days after Lessee has received notice from Lessor of the shortage in the insurance. When Lessee shall contribute such amount to Lessor, Lessor shall make such repairs as soon as reasonably possible, and this Lease shall continue in full force and effect.

          8.2.    Partial Damage—Uninsured.    Subject to the provisions of Sections 8.3 and 8.4, if at any time during the term hereof the Premises are damaged, except by a negligent or willful act of Lessee (in which event Lessee shall make the repairs, at its expense), and such damage is to less than the entirety of the Premises, and such damage was caused by a casualty not covered under an insurance policy required to be maintained pursuant to Section 7.3, Lessor may at Lessor's option either (i) repair such damage as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii) give written notice to Lessee within thirty (30) days after the date of the occurrence of such damage of Lessor's intention to cancel and terminate this Lease as of the date of the occurrence of such damage.

          8.3.    Total Destruction.    If at anytime during the term hereof the Premises are totally destroyed from any cause whether or not covered by the insurance required to be maintained pursuant to Section 7.3 (including any total destruction required by any authorized public authority) this Lease shall automatically terminate as of the date of such total destruction.

          8.4.    Damage Near End of Term.    If less than the entirety of the Premises are destroyed or damaged during the last six (6) months of the term of the Lease, Lessor may, at Lessor's option, cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to Lessee of Lessor's election to do so within thirty (30) days after the date of occurrence of such damage.

          8.5.    Abatement of Rent: Lessee's Remedies.

            (a)   If the Premises are partially destroyed or damaged and Lessor or Lessee repairs or restores them pursuant to the provisions of this Section 8, the rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Lessee's use of the Premises is impaired; provided, however, that the aggregate amount of abatement hereunder shall not exceed the total of rent payable under Section 4 for a period of six (6) months. Except for abatement of rent, if any, Lessee shall have no claim against Lessor for any damage suffered by reason of any such damage, destruction, repair or restoration.

            (b)   If Lessor shall be obligated to repair or restore the Premises under the provisions of this Section 8 and shall not commence such repair or restoration within ninety (90) days after such obligation shall accrue, Lessee may, at Lessee's option, cancel and terminate this Lease by giving Lessor written notice of Lessee's election to do so at any time prior to the commencement of such repair or restoration in such event this Lease shall terminate as of the date of such notice.

          8.6.    Termination—Advance Payments.    Upon termination of this Lease pursuant to this Section 8, an equitable adjustment shall be made concerning advance rent and any advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee's security deposit as has not theretofore been applied by Lessor.

        9.    Property Taxes.

          9.1.    Personal Property Taxes

            (a)   Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises or elsewhere. When possible Lessee shall cause such trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor.

            (b)   If any of Lessee's such personal property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee within ten (10) days after receipt of a written statement setting forth the taxes applicable to Lessee's property.

          9.2.    Miscellaneous.    Notwithstanding that the Monthly Base Rent includes fees for local property taxes, if the local property taxes assessed against the Land and/or the Building, or any other assessment by a governmental authority made against the Land, is directly attributable to Lessee's use of the Land, the Building or the Premises, Lessee shall, within ten (10) days receipt of written notice by Lessor, pay to Lessor the amount of such tax or assessment.

        10.    Miscellaneous Charges.

          10.1.    Lessor and Lessee acknowledge and agree that a portion of the Monthly Base Rent includes maintenance of the telephone system currently in place at the Premises, but does not include charges for the use of the telephones or for the telephone equipment to be used by Lessee. Lessor will retain all ownership in the telephone system currently in place at the Premises. The cost to Lessee of the right to use individual extensions, the desk phonesets and voicemail shall include a one-time cost of Five Hundred and Ten Dollars ($510.00) per telephone. Facsimile machines and conference telephones will cost Two Hundred Dollars ($200.00) per unit to connect to the telephone switch, plus the cost of the unit, which cost will be passed through to Lessee at Lessor's cost. Each telephone connection will incur a monthly cost of Ten Dollars ($10.00) per unit for maintenance. Such costs will be reviewed and updated on a yearly basis. Lessee will establish at least one independent telephone number within ten (10) days of the Effective Date. Lessor shall measure use and will provide a written bill to Lessee for such usage as and when Lessor deems desirable. Lessee shall make payment in full for such charges within thirty (30) business days following delivery of such written bill.

        11.    Assignment and Subletting.

          11.1.    Lessor's Consent Required.    Lessee shall not voluntarily or by operation of law assign, transfer, mortgage, sublet or otherwise transfer or encumber all or any part of Lessee's interest in this Lease or in the premises, without Lessor's prior written consent, which consent may be withheld in the sole discretion of Lessor. Any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void and shall constitute a breach of this Lease. Any change of Control of Lessee shall be deemed to be a transfer under this Section 11.1. "Control", as applied to Lessee, means the possession, directly or indirectly, of the power to direct the vote of a majority of the votes that may be cast in the election of directors (or other persons or entities acting in similar capacities) of Lessee or otherwise to direct or cause the direction of the management and policies of Lessee, whether through the ownership of voting securities or by contract or otherwise.

          11.2.    No Release of Lessee.    Regardless of consent, no subletting or assignment shall release Lessee of Lessee's obligation, or alter the primary liability of Lessee, to pay the rent and any additional amounts required hereunder and to perform all other obligations to be performed by Lessee hereunder. The acceptance of rent by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default of any assignee of Lessee or any successor of Lessee in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting any remedies against such assignee. Lessor may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Lessee, without notifying Lessee, or any successor of Lessee, and without obtaining its or their consent thereto, and such action shall not relieve Lessee of liability under this Lease.

          11.3.    Attorney's Fees.    In the event Lessee shall assign or sublet the Premises or request the consent of Lessor to any assignment or subletting, or if Lessee shall request the consent of Lessor for any act that Lessee proposes to do, then Lessee shall pay Lessor's attorneys fees incurred in connection therewith.

        12.    Defaults: Remedies.

          12.1.    Defaults.    The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

            (a)   The failure by Lessee to make any payment of Rent or any other payment required to be made by Lessee hereunder as and when due.

            (b)   The failure by Lessee to observe or perform any of the covenants, conditions or provision of this Lease to be observed or performed by Lessee.

            (c)   (i) The making by Lessee of any general assignment, or general arrangement for the benefit of creditors; (ii) the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy; (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease.

            (d)   The discovery by Lessor that any financial statement given to Lessor by Lessee, any assignee of Lessee, any subtenant of Lessee, any successor in interest of Lessee or any guarantor of Lessee's obligations hereunder, and any of them, was materially false.

          12.2.    Remedies.    In the event of any such material default or breach by Lessee, Lessor shall provide notice of such default or breach to Lessee, and within thirty (30) days of such notice, without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such default or breach:

            (a)   Terminate Lessee's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee all damages incurred by Lessor as a result of Lessee's default including, but not limited to, the cost of recovering possession of the Premises; expenses of reletting, including necessary renovation and alteration of the Premises, attorney's fees and any real estate commission actually paid; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid rent for the balance of the term after the time of such award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided; that portion of the leasing commission paid by Lessor pursuant to Section 15 applicable to the unexpired term of this Lease.

            (b)   Maintain Lessee's right to possession in which case the Lease shall continue in effect whether or not Lessee shall have abandoned the Premises. In such event Lessor shall be entitled to enforce all of Lessor's rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder.

            (c)   Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the State in which the Premises are located.

          12.3.    Default by Lessor.    Lessor shall not be in default unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event later than thirty (30) days after written notice by Lessee to Lessor and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Lessee in writing, specifying wherein Lessor has failed to perform such obligations; provided, however, that if the nature of Lessor's obligation is such that more than thirty (30) days are required for performance then Lessor shall not be in default if Lessor commences performance within such 30-day period and thereafter diligently prosecutes the same to completion.

          12.4.    Late Charges.    Lessee hereby acknowledges that late payment by Lessee to Lessor of Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any other sum due from Lessee (including without limitation any taxes, insurance or repairs) shall not be received by Lessor or Lessor's designee when due, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charges by Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder. Specifically, to the extent any overdue amount remains unpaid thirty (30) days after such amount shall be due, interest shall accrue on such overdue amount as set forth in Section 14.4.

        13.    Condemnation.    If the Premises or any portion thereof are taken under the power of eminent domain, or sold under the threat of the exercise of such power (all of which are herein called "Condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs, if more than twenty-five percent (25%) of the floor area of the improvements on the Premises is taken by Condemnation, Lessor may, subject to the terms of any mortgage upon the Premises, at Lessor's option, to be exercised in writing only within thirty (30 days after Lessor shall have given Lessee written notice of such taking (or, in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessor does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent shall be reduced in the proportion that the floor area taken bears to the total floor area of the building situated on the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee or as severance damages; provided, however, that Lessee shall be entitled to any award for loss of or damage to Lessee's trade fixtures or removable personal property. In the event that this Lease is not terminated by reason of such Condemnation, Lessor shall, to the extent of severance damages receive by Lessor in connection with such Condemnation, repair any damage to the Premises caused by such Condemnation except to the extent that Lessee has been reimbursed therefor by the condemning authority. Lessee shall pay any amount in excess of such severance damages required to complete such repair.

        14.    General Provisions.

          14.1.    Estoppel Certificate.

            (a)   Lessee shall at any time upon not less than ten (10) days prior written notice from Lessor execute, acknowledge and deliver to Lessor a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to Lessee's knowledge, any uncured defaults on the part of Lessor hereunder, or specifying such defaults if any are claimed. Any such statement shall be binding on Lessee and may be conclusively relied upon by any prospective purchaser or encumbrances of the Premises.

            (b)   Lessee's failure to deliver such statement within such time shall be conclusive and binding upon Lessee that: (i) this Lease is in full force and effect, without modification except as may be represented by Lessor, (ii) there are no uncured defaults in Lessor's performance, and (iii) not more than one month's Rent has been paid in advance or such failure may be considered by Lessor as a default by Lessee under this Lease.

            (c)   If Lessor desires to finance or refinance the Premises, or any part thereof, Lessee hereby agrees to deliver to any lender designated by Lessor such financial statements of Lessee as may be required by such Lender. Such statements shall include, if available, the past three years financial statements of Lessee. All such financial statements shall be received in confidence and shall be used only for the purposes herein set forth.

          14.2.    Lessor's.    The term "Lessor" as used herein shall mean only the owner or owners at the time in question of the fee title or a lessee's interest in a ground lease of the Premises, and, in the event of any transfer of such title or interest, Lessor herein named (and in case of any subsequent transfers to then grantor, such grantor) shall be relieved from and after the date of such transfer of all liability as respects Lessor's obligations thereafter to be performed, provided that any funds in the hands of Lessor or the then grantor at the time of such transfer, in which Lessee has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor's successors and assigns only during their respective periods of ownership.

          14.3.    Severability.    The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

          14.4.    Interest on Past-due Obligations.    Except as expressly herein provided, any amount due Lessor not paid when due shall bear interest at the prime rate plus one and one-half percent (1.5%) per annum from the date due. Payment of such interest shall not excuse or cure any default by Lessee under this Lease.

          14.5.    Time of Essence.    All times in this Lease are of the essence.

          14.6.    Captions.    Article and section captions are not a part hereof.

          14.7.    Incorporation of Prior Agreements: Amendments.    This Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Lessee hereby acknowledges that the neither the Lessor nor any employees or agents of Lessor has made any oral or written warranties or representations to Lessee relative to the condition (present or future) or use by Lessee of such Premises, and Lessee acknowledges that Lessee assumes all responsibility regarding the Occupational Safety Health Act or the legal use of adaptability of the Premises and the compliance thereof to all applicable laws and regulations enforced during the term of this Lease except as otherwise specifically stated in this Lease.

          14.8.    Notices.    Any notice required or permitted to be given hereunder shall be in writing and may be given by personal delivery or by certified mail, and if given personally or by mail, shall be deemed sufficiently given if addressed to Lessee or to Lessor at the address noted below the signature of the respective parties, as the case may be. Either party may by notice to the other specify a different address for notice purposes except that upon Lessee's taking possession of the Premises, the Premises shall constitute Lessee's address for notice purposes. A copy of all notices required or permitted to be given to Lessor hereunder shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate by notice to Lessee.

          14.9.    Waivers.    No waiver by Lessor of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor's consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Lessor's consent to or approval of any subsequent act by Lessee. The acceptance of Rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular Rent so accepted, regardless of Lessor's knowledge of such preceding breach at the time of acceptance of such Rent.

          14.10.    Recording.    Lessee shall not record this Lease without Lessor's prior written consent, and such recordation shall, at the option of Lessor, constitute a non-curable default of Lessee hereunder. Either party shall, upon request of the other, execute, acknowledge and deliver to the other a "short form" memorandum of this Lease for recording purposes.

          14.11.    Holding Over.    If Lessee remains in possession of the Premises or any part thereof after the expiration of the term hereof, and any renewal thereof, without the express written consent of Lessor, such occupancy shall, at Lessor's election, be deemed a tenancy from month to month at a rental in the amount of one hundred fifty percent (150%) of the last monthly rental plus all other charges payable hereunder, and upon all the terms hereof applicable to a month-to-month tenancy.

          14.12.    Cumulative Remedies.    No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

          14.13.    Covenants and Conditions.    Each provision of this Lease performable by Lessee shall be deemed both a covenant and a condition.

          14.14.    Binding Effect; Choice of Law; Jurisdiction and Venue.    Subject to any provisions hereof restricting assignment or subletting by Lessee and subject to the provisions of Section 14.2, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of New Jersey. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the State of New Jersey, and each party hereby consents to the jurisdiction and venue of such court.

          14.15.    Subordination.

            (a)   This Lease, at Lessor's option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Any mortgagee, trustee or ground lessor may elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of such mortgage, deed of trust or ground lease or the date or recording thereof.

            (b)   Lessee agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, and failing to do so within ten (10) days after written demand, does hereby make, constitute and irrevocably appoint Lessor as Lessee's attorney in fact and in Lessee's name, place and stead, to do so.

          14.16.    Lessor's Access.    Lessee acknowledges that the Premises are only a portion of the Land and the Building, and that neither Lessee nor its employees, invitees, licensees, subtenants or contractors may have access to any other portion of the Land or the Building. Lessee acknowledges that Lessor and Lessor's agents shall have the right to enter the Premises at any times as Lessor may deem necessary or desirable but upon prior notice to Lessee of such entry. Lessor may at any time place on or about the Premises any ordinary "For Sale" signs and Lessor may at any time during the last one hundred twenty (120) days of the term hereof, and any renewal thereof, place on or about the Premises any ordinary "For Lease" signs, all without rebate of Rent or liability to Lessee.

          14.17.    Signs and Auctions.    Lessee shall not place any sign upon the Premises or conduct any auction thereon without Lessor's prior written consent.

          14.18.    Merger.    The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, or a termination by Lessor, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subtenancies or may, at the option of Lessor, operate as an assignment to Lessor of any or all of such subtenancies.

[Signatures commence on the following page.]

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Lease as of the date first above written.

LESSOR:
MEDAREX, INC.
By	/s/ CHRISTIAN S. SCHADE Name: Christian S. Schade Title: Chief Financial Officer
Address:	707 State Road Princeton, New Jersey 08540
LESSEE:
CELLDEX THERAPEUTICS, INC.
By	/s/ ANTHONY S. MARUCCI Name: Anthony S. Marucci Title: Vice President and Chief Financial Officer
Address:	519 Route 173 W Bloomsbury, New Jersey 08804

1

EXHIBIT "A"

[Plan of Premises to be attached]

1

EXHIBIT "B"

Additional Services and Charges:

Use of Conference Rooms:	$50.00 for each four hour block. Use of conference rooms must be scheduled in advance and is subject to availability.
Video Conferencing:	$150.00 per hour
Food Service (Cafeteria)	$700 per year per Celldex employee
Warehousing: (bare space only)	$10 per square foot

1

QuickLinks

LEASE AGREEMENT
EXHIBIT "A"
EXHIBIT "B"